                                                                   EXHIBIT 10.11

                               UTi WORLDWIDE INC.
       AMENDED AND RESTATED SENIOR LEADERSHIP TEAM ANNUAL CASH BONUS PLAN

      THIS UTi WORLDWIDE INC. AMENDED AND RESTATED SENIOR LEADERSHIP TEAM ANNUAL CASH BONUS PLAN (the "Plan") is adopted by UTi Worldwide Inc., a British Virgin Islands corporation (the "Company"). The terms of the Plan are as follows, effective December 2, 2004:

      1. Purpose. The Plan is designed to increase shareholder value through effective use of cash awards. The Plan serves as a vehicle for retaining key members of the Company's Senior Leadership Team (the "SLT") and sustaining exceptional performance, and is an important component of the Company's overall competitive compensation package. It is expressly understood that one purpose of Plan and any potential bonus hereunder is to provides incentives for, and reward continued employment by, the participants through and until such date as the bonus is paid. Consequently, only participants who remain employed on a full-time basis through the bonus payment date shall be eligible to receive any bonus hereunder.

      2. Participants. The participants in this Plan shall be those senior executive officers of the Company who have been designated as participants with respect to each fiscal year of the Company by the Compensation Committee of the Company's Board of Directors (the "Compensation Committee"), in its sole and absolute discretion.

      3. Bonus. The Plan shall reward the eligible participants for performance against yearly performance objectives, as well as against the Company's performance. The individual performance objectives may include, without limitation, (a) the development, implementation and leading long-term strategic initiatives, (b) achievement of regional financial targets, (c) ensuring operational excellence within and across the Company's core services, (d) providing leadership and creating an environment that fosters passion, teamwork and agility within the organization, (e) building and sustaining long-term customer relationships, (f) leading and supporting enterprise initiatives, and
(g) such other performance objectives as ultimately agreed to by the Compensation Committee. The SLT members shall set formal management objectives for each fiscal year, and such objectives shall then be reviewed and approved by the Management Committee of the Company's Board of Directors (the "Management Committee") and the Compensation Committee. Performance shall be evaluated against the approved objectives at the end of the fiscal year and the Management Committee shall recommend annual cash bonus award amounts to the Compensation Committee for all SLT members excluding themselves. Notwithstanding such recommendations, any and all bonuses payable under the Plan shall be determined by the Compensation Committee in its sole and absolute discretion.

      4. Payment of Bonus. The amount of any bonus payable hereunder, and the timing of such bonus payment, shall be as determined by the Compensation Committee in its sole and absolute discretion. Payment shall be made from the Company's general assets; no trust fund shall be established for purposes of funding said payments. The bonus may not be assigned, transferred, mortgaged or hypothecated prior to actual receipt, and any such attempt will be null and void.

      5. Administration. This Plan shall be administered by the Compensation Committee. The Compensation Committee shall have the authority to interpret the provisions of this Plan, direct the calculation and payment of bonuses in accordance with the terms hereof, and make final decisions with respect to the entitlement of any participant to a bonus. Any decisions by the Compensation Committee are final and binding upon all parties.

      6. Duration. This Plan shall continue until terminated by the Company's Board of Directors; provided, however, that the Board may update, amend, modify or terminate this Plan at any time in its sole and absolute discretion.

                                      -2-